SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C.  20549

                             FORM 8-K

                          CURRENT REPORT
                 PURSUANT TO SECTION 13 OR 15(d) OF
                THE SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):   June 27, 2001

                            VERSAR, INC.
      (Exact Name of Registrant as Specified in its Charter)


           Delaware                1-9309             54-0852979
(State or Other Jurisdiction  (Commission File    (IRS Employer
                              Number)             Identification No.)

          6850 Versar Center, Springfield, Virginia 22151
              (Address of Principal Executive Offices)

                            (703) 750-3000
        (Registrant's Telephone Number, Including Area Code)

                             Not Applicable
   (Former Name or Former Address, if Changed Since Last Report)

Item 5.  Other Events.

       On June 21, 2001, Versar, Inc. ("Versar") entered into a Settlement Agreement to resolve the ongoing lawsuit between Versar and TAMS Consultants, Inc. As a result of this settlement and the legal fees and costs associated with the litigation, Versar will be taking a charge against net income of approximately $800,000, or $0.12 cents a share in the fourth quarter of fiscal year 2001.

       On January 26, 2001, TAMS, a subcontractor to Versar on one of its largest government contracts (which is now substantially completed), filed an action in the U.S. District Court for the Eastern District of Virginia, entitled TAMS Consultant, Inc. v. Versar, Inc. Case No. CA 01-114A. TAMS claimed breach of contract and fraudulent inducement alleging Versar failed to provide an agreed upon percentage of work to TAMS. TAMS also claimed monetary damages in excess of $5 million.

       Versar filed a Motion to Dismiss which was denied. At the same time, however, the Court granted TAMS the right to file an Amended Complaint which TAMS did, dropping the fraudulent inducement claim.

       Substantial discovery between the parties was conducted.
At the same time, under the auspices of the Court, the parties engaged in intense settlement negotiations resulting in a signed
Settlement Agreement on June 21, 2001.

       The Settlement Agreement provided that, except as required by applicable law, the provisions of the agreement shall remain confidential.

       The growth in revenue and earnings which the Company expected to report at year end will be adversely affected by the resolution of the TAMS litigation which was not covered by insurance. The alternatives, however, of significant additional legal costs, the uncertainty of full success at trial or other settlement scenarios were deemed unacceptable.


                           SIGNATURES

                                                VERSAR, INC.




Date: June 27, 2001
                                          By:  /S/ Theodore M. Prociv
                                             ------------------------
                                             Theodore M. Prociv
                                             Chief Executive Officer,
                                             President and Director